Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE February 10, 2009	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS ANNOUNCES WORKFORCE REDUCTION IN RESPONSE TO CHANGES IN MARKET CONDITIONS

Eden Prairie, Minn., February 10, 2009 – MTS Systems Corporation (NASDAQ: MTSC) today announced a workforce reduction as part of its efforts to align the business with current market and economic conditions while maintaining the ability to successfully execute its strategy.

“The worldwide economic decline demands that we re-evaluate the size of our operations to maintain the strength of our company and appropriately prepare MTS for growth in the years ahead,” said Laura B. Hamilton, chair and chief executive officer. “To this end, we have resized the current business, which involved the very difficult step of reducing our workforce.”

The company-wide workforce reduction will affect approximately 150 positions, about six percent of MTS’ employee base, through a combination of attrition, cancellation of open positions and layoffs of current staff. As a result, the Company expects to take a pretax charge of $2.5 to $3.5 million related to severance and facilities in the second quarter of fiscal 2009, ending March 28, 2009.

Hamilton continued, “While we feel the re-set is necessary in response to today’s business conditions, we also remain optimistic that MTS’ geographic and end-market diversification, our technical and applications expertise and our strategic focus appropriately position the Company for today and tomorrow.”

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

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